                               FIRST CAPITAL, INC.

                            -----------------------

                              SECOND QUARTER REPORT


                         SIX MONTHS ENDED JUNE 30, 2006


First Capital, Inc.
Report to Shareholders
--------------------------------------------------------------------------------

First Capital is happy to report an 8.2% increase in net income for the first six months of 2006 compared to the first six months of 2005. We are pleased with the improvement in our net interest margin as the flat yield curve continues to put pressure on pricing deposits and loans. Management continues to look for efficiencies in our operations, while maintaining our high standards for customer service.

The Bank has experienced good loan growth in the first six months of 2006 and continues to see opportunities for growth. Our branches are doing a good job of attracting deposit accounts. Our increase in electronic services such as internet banking, bill paying, and payroll services are indicative of their efforts and the support staff to cross sell these services at the point of contact. We believe these strategies will strengthen our ties to our best and most profitable customers in the future.

We were pleased to announce a 10% stock dividend in the second quarter. We appreciate our shareholders and the support of our shareholders. This is our way of saying thank you and we hope you continue to consider First Capital and First Harrison Bank for all your banking and investment needs in the future.

We understand there is always room for improvement. We continue our focus on core growth. Our plan to transition our operations and balance sheet to that of a commercial bank is well under way. As always we appreciate your confidence and support. We will continue to put all of our efforts into growing your company in a safe and profitable manner.


Sincerely,

/s/ William Harrod

William Harrod
President and CEO


First Capital, Inc.
First Quarter Report
------------------------------------------------------------------------------------------------------------------------------------

CORPORATE ADDRESS
First Capital, Inc.
220 Federal Drive, NW
Corydon, Indiana 47112

COMMON SHARES
The common shares of the Company are listed on The Nasdaq Stock Market(R). The trading symbol is FCAP.
In newspaper listings, Company shares are frequently listed as First Capital, Inc.

TRANSFER AGENT
Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
Tel: (800) 368-5948
www.rtco.com

MARKET MAKERS
Sweeney Cartwright
Keefe, Bruyette & Woods, Inc.
UBS Financial Services

------------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET HIGHLIGHTS                                                                     As of June 30,                Percent
(In thousands except per share in per share information)                                  2006           2005              Change
------------------------------------------------------------------------------------------------------------------------------------
Total loans (excluding loans held for sale)                                              $337,525       $318,271             6.05%
Allowance for loan losses                                                                   2,289          2,110             8.48%
Allowance for loan losses as a percentage
     of total loans (excluding loans held for sale)                                          0.68%          0.66%            2.30%
Total assets                                                                             $447,949       $438,420             2.17%
Total deposits                                                                            322,250        324,353            -0.65%
Other borrowings                                                                           80,395         69,984            14.88%
Shareholders equity                                                                        42,523         41,550             2.34%
Book value per share *                                                                      14.94          14.55             2.65%

                                                                                                                            Six
                                                    Three Months                                Six Months                 Months'
INCOME STATEMENT SUMMARY                           Ended June 30,                              Ended June 30,              Percent
(In thousands)                                   2006          2005                         2006           2005            Change
------------------------------------------------------------------------------------------------------------------------------------

Net interest income                            $ 3,471       $ 3,328                     $  6,899       $  6,547             5.38%
Provision for loan losses                          200           163                          370            313            18.21%
Noninterest income                                 809           755                        1,546          1,541             0.32%
Noninterest expense                              2,677         2,592                        5,260          5,183             1.49%
Earnings before taxes                            1,403         1,328                        2,815          2,592             8.60%
Provision for income taxes                         467           456                          945            864             9.38%
Net income                                         936           872                        1,870          1,728             8.22%

                                                                                                                            Six
                                                     Three Months                                Six Months                Months
                                                    Ended June 30,                             Ended June 30,              Percent
OTHER FINANCIAL DATA                             2006          2005                         2006           2005            Change
------------------------------------------------------------------------------------------------------------------------------------

Diluted earnings per share *                   $  0.33       $  0.31                     $   0.66       $   0.61             8.20%
Cash dividends per share                          0.17          0.15                         0.34           0.30            13.33%
Return on average assets (annualized)             0.85%         0.81%                        0.85%          0.81%            4.94%
Return on average equity (annualized)             8.80%         8.49%                        8.82%          8.43%            4.63%
Net interest margin                               3.46%         3.37%                        3.45%          3.36%            2.68%
Net overhead expense as a percentage
     of average assets (annualized)               2.42%         2.40%                        2.39%          2.42%           -1.24%

* Per share information provided gives effect to the 10% stock dividend declared on June 19, 2006.